Exhibit 99.1
news release
QLT ANNOUNCES FIRST QUARTER RESULTS FOR 2011
Provides Pipeline Update

For Immediate Release	May 5, 2011
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) today reported financial results for the first quarter ended March 31, 2011. Unless specified otherwise, all amounts are in U.S. dollars and in accordance with U.S. GAAP.
“We were very pleased to report on Tuesday preliminary results from the 12 Leber Congenital Amaurosis patients in our Phase 1b trial of QLT091001,” said Bob Butchofsky, President and Chief Executive Officer of QLT. “We are excited about the impact we have seen this compound have on patients with this debilitating orphan indication, and we look forward to continuing the Phase 1b study in patients with Retinitis Pigmentosa.”
2011 FIRST QUARTER FINANCIAL RESULTS
Worldwide Visudyne® Product Sales
Visudyne sales for the first quarter were $21.8 million, an increase of 2.4% from the first quarter of 2010. Sales in the U.S. were $5.2 million, up 3.9% from the prior-year first quarter, while sales outside the U.S. were $16.5 million, up 2.0% from the prior year.
QLT Revenues
For the first quarter, total revenue of $8.9 million was down 35.1% from the first quarter of 2010. This decrease occurred primarily because, following the amendment of our Visudyne PDT Product Development, Manufacturing and Distribution Agreement (“Amended PDT Agreement”) with Novartis, revenue in the first quarter of 2010 benefited from the recognition of approximately $5.0 million of previously deferred revenue for inventory shipped to, and paid for by, Novartis prior to 2010. Excluding this impact, revenue in the first quarter of 2011 would have been up slightly from revenue in the first quarter of 2010.
QLT Expenses / Other Income
For the first quarter, Cost of Sales was $1.3 million, down from $6.6 million in the prior year, primarily because Cost of Sales in the prior-year quarter included $4.3 million of expense associated with the recognition of the previously deferred revenue related to the Amended PDT Agreement.
Research and Development (R&D) expense in the first quarter was $9.7 million, up 32.5% from $7.3 million in the same period of 2010. The increase occurred primarily because increased activity and associated spend on QLT091001 was only partially offset by reduced spending on punctal plugs and QLT091568.
For the first quarter, Selling, General and Administrative (SG&A) expense was $7.1 million, up from $4.9 million in 2010. The increase was primarily due to separation costs related to the previously-announced departure of the Company’s Chief Medical Officer, and higher U.S. Visudyne sales and marketing spend.

Investment and Other Income of $2.8 million in the first quarter included a $2.3 million gain for the Fair Value Change in Contingent Consideration. This gain occurred primarily because the Contingent Consideration asset is recorded as the present value of expected future payments, and therefore as each quarter elapses, even if no changes are made to the underlying Eligard® forecast, we will book a gain related to the time value of money as we move one quarter closer to realizing the full face value of the asset. In the first quarter, the gain in the Fair Value Change in Contingent Consideration was negatively impacted by an increase in the discount rate used to estimate the present value of the expected future payments, though this was largely offset by an increase in the Eligard sales forecast.
Operating Loss
The operating loss for the first quarter was $9.6 million, compared to $5.3 million in the prior-year first quarter. The loss increased relative to the prior-year quarter as higher R&D and SG&A expenses were only partially offset by a small improvement in Visudyne gross profit.
Provision for Income Taxes
The provision for income taxes in the first quarter was $1.7 million, compared to a recovery of $5.2 million in the prior-year first quarter. The decline occurred primarily because the prior-year figure included a $5.6 million non-cash income tax recovery related to the Amended PDT Agreement.
Loss Per Share / Earnings Per Share (EPS), Adjusted EBITDA
The GAAP loss per share was $0.17 in the first quarter compared to GAAP EPS of $0.06 in the prior-year quarter. The decline occurred primarily because the 2010 first quarter results included the income tax recovery related to the Amended PDT agreement, and because R&D and SG&A expenses were higher in the first quarter of 2011.
In the first quarter, the non-GAAP loss per share was $0.00. The items that were excluded in the determination of the non-GAAP loss per share were: (i) stock compensation expense, (ii) separation costs related to the departure of the Company’s Chief Medical Officer and (iii) the Fair Value Change in Contingent Consideration. We also added back (within Income from Discontinued Operations) $9.0 million of Contingent Consideration earned based on Eligard sales during the first quarter.
Adjusted EBITDA plus Contingent Consideration earned for the first quarter was $1.2 million, as follows:

Three months ended
March 31,
(In millions of United States dollars)	2011
GAAP operating loss	$(9.6)
+ Separation costs	0.8
+ Stock-based compensation	0.6
+ Depreciation	0.3
+ Contingent Consideration earned	9.0

Adjusted EBITDA plus Contingent Consideration earned	$1.2

The full reconciliation of GAAP to non-GAAP financial measures for the first quarter ended March 31, 2011 is provided in Exhibit 1. The adjusted non-GAAP financial measures have no standardized meaning under GAAP and therefore may not be comparable to similar measures presented by other companies. We believe that the adjusted non-GAAP financial measures may be useful to investors to analyze the results of our business. We use these non-GAAP measures internally to evaluate our financial results. Certain items are excluded from non-GAAP financial measures because we consider such items to be outside of our core operating results or because they represent non-cash expenses or gains.

Cash and Short-Term Investments
The Company’s consolidated cash balance at March 31, 2011 was $205.9 million, down from the consolidated balance at the end of 2010 of $209.5 million primarily due to activity in our share repurchase program.
Share Repurchase Program Update
During the first quarter, the Company repurchased approximately 534 thousand shares under its normal course issuer bid program at an average price of $6.84 per share, for a total cost of approximately $3.6 million. In total, since this program commenced on December 16, 2010, the Company has repurchased approximately 556 thousand shares at an average price of $6.84 per share, for a total cost of $3.8 million. In aggregate since the Company began repurchasing shares in 2005, it has repurchased 44.3 million shares for a cost of $235.7 million.
Pipeline Update
The Company continues its Phase 1b clinical proof-of-concept study of QLT091001, an orally administered synthetic retinoid replacement therapy for 11-cis-retinal, which is a key biochemical component of the visual retinoid cycle, in patients with Leber Congenital Amaurosis (“LCA”) and Retinitis Pigmentosa (“RP”). Preliminary results from 12 patients in the LCA cohort were presented at the Association for Research in Vision and Ophthalmology (ARVO) Annual Meeting on May 3, 2011. The Company is recruiting two additional LCA patients for a total of 14 patients in the LCA cohort and will continue to monitor and analyze LCA patient follow up. Enrollment of patients in the RP cohort is ongoing and the Company is planning on recruiting an additional two patients in this cohort for a total of up to 14 RP patients. Our goal is to complete enrollment of all 28 patients by year end.
The Company’s Phase II clinical trial examining the safety and efficacy of the latanoprost punctal plug drug delivery system (L-PPDS) in glaucoma patients is ongoing. This trial features simultaneous placement of latanoprost eluting punctal plugs in both the upper and lower puncta in order to deliver an approximate bioavailable daily drug load approaching that of daily administered Xalatan® eye drops. The objective of the study is to enable a go/no-go decision with respect to ongoing development of this molecule in our punctal plug drug delivery system. The trial design was recently amended to remove the active control arm and to remove an initial 4-week placebo plug period from the randomized 8-week L-PPDS treatment arm. These changes simplify the trial design and will provide earlier access to active treatment in the study, which is expected to reduce the rate of patient discontinuation in the trial. The effectiveness of the L-PPDS in reducing intraocular pressure in patients will be assessed based on 4 weeks of treatment with L-PPDS vs. baseline values. Approximately 70 patients are expected to complete the active arm of the trial and be included in the analysis and results, which continue to be expected in the second or third quarter of 2011.
Passive Foreign Investment Company
The Company believes that it qualified as a Passive Foreign Investment Company (PFIC) for 2009 and 2010, and that it may qualify as a PFIC in 2011, which could have adverse tax consequences for U.S. shareholders. Please refer to our Annual Report on Form 10-K for additional information.
RECENT CORPORATE ANNOUNCEMENTS
•
Announced the preliminary results from QLT’s Phase 1b proof-of-concept clinical trial of QLT091001 for the treatment of Leber Congenital Amaurosis (LCA). Analysis of data from 12 subjects with LCA who were treated with QLT091001 for seven days has been conducted to determine improvements in two distinct measures of visual function: visual acuity and visual fields. The study demonstrated that treatment with QLT091001 resulted in clinically meaningful improvement in either or both visual acuity and visual fields in 8 of the 12 subjects. Statistically significant and clinically meaningful changes in visual fields from baseline values were also noted in a conservative analysis subset of 7 subjects across this heterogeneous low vision population.

QLT Inc.—Financial Highlights
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In accordance with United States generally accepted accounting principles)

	Three months ended
(In thousands of United States dollars, except per share information)	March 31,
(Unaudited)	2011	2010
Revenues
Net product revenue	$5,590	$10,470
Royalties	3,310	3,246

	8,900	13,716

Costs and expenses
Cost of sales	1,338	6,552
Research and development	9,734	7,347
Selling, general and administrative	7,096	4,851
Depreciation	342	311

	18,510	19,061

Operating loss	(9,610)	(5,345)

Investment and other income
Net foreign exchange gains	279	641
Interest income	210	482
Fair value change in contingent consideration	2,282	2,443

	2,771	3,566

Loss before income taxes	(6,839)	(1,779)

(Provision for) recovery of income taxes	(1,710)	5,182

Net (loss) income	$(8,549)	$3,403

Basic and diluted net (loss) income per common share	$(0.17)	$0.06

Weighted average number of common shares outstanding (thousands)
Basic	51,023	53,717
Diluted	51,023	54,370

QLT Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
In accordance with United States generally accepted accounting principles)

(In thousands of United States dollars)	March 31,	December 31,
(Unaudited)	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$205,869	$209,478
Accounts receivable	9,606	10,659
Current portion of contingent consideration	38,762	36,520
Inventories	5,080	3,324
Current portion of deferred income tax assets	3,563	3,704
Current portion of mortgage receivable	1,031	2,004
Other	2,261	2,958

	266,172	268,647

Property, plant and equipment	3,550	3,035
Deferred income tax assets	2,399	2,700
Mortgage receivable	6,183	6,013
Long-term inventories and other assets	12,192	13,319
Contingent consideration	82,937	94,069

	$373,433	$387,783

LIABILITIES
Current liabilities
Accounts payable	$4,833	$6,031
Income taxes payable	—	716
Accrued liabilities	4,372	6,323
Deferred income tax liability	82	82

	9,287	13,152

Uncertain tax position liabilities	1,757	1,687

	11,044	14,839

SHAREHOLDERS’ EQUITY
Common shares	475,994	479,998
Additional paid-in capital	289,644	287,646
Accumulated deficit	(506,218)	(497,669)
Accumulated other comprehensive income	102,969	102,969

	362,389	372,944

	$373,433	$387,783

As at March 31, 2011, there were 50,759,775 issued and outstanding common shares and 5,409,301 outstanding stock options.

Exhibit 1

QLT Inc. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS Reconciliation of GAAP Earnings to Adjusted Non-GAAP Earnings for the Three Months Ended March 31, 2011

	Three months ended			Three months ended
(In millions of United States dollars, except per share information)	March 31, 2011			March 31, 2011
(Unaudited)	GAAP	Adjustments		Non-GAAP(1)
Revenues
Net product revenue	$5.6	$—		$5.6
Royalties	3.3	—		3.3

	8.9	—		8.9

Cost and expenses
Cost of sales	(1.3)	0.0	(a)	(1.3)
Research and development	(9.7)	0.3	(a)	(9.4)
Selling, general and administrative	(7.1)	1.1	(a)(b)	(6.0)
Depreciation	(0.3)	—		(0.3)

	(18.5)	1.4		(17.1)

Operating loss	(9.6)	1.4		(8.2)

Investment and other income
Net foreign exchange gains	0.3	—		0.3
Interest income	0.2	—		0.2
Fair value change in contingent consideration	2.3	(2.3	)(c)	—

	2.8	(2.3)		0.5

Loss from continuing operations before income taxes	(6.8)	(0.8)		(7.7)

Provision for income taxes	(1.7)	0.3	(d)	(1.4)

Loss from continuing operations	(8.5)	(0.5)		(9.1)

Income from discontinued operations, net of income taxes	—	9.0	(e)	9.0

Net loss	$(8.5)	$8.5		$(0.0)

Basic and diluted net loss per common share:
Continuing operations	$(0.17)			$(0.18)
Discontinued operations	—			0.18

Net loss	$(0.17)			$(0.00)

Weighted average number of common shares outstanding (in millions):

Basic	51.0			51.0
Diluted	51.0			51.0
Adjustments:
(a)	Remove stock-based compensation.

(b)	Remove separation costs related to the departure of our former Chief Medical Officer.

(c)	Remove fair value change in contingent consideration.

(d)	Remove income tax impact of the above adjustments.

(e)	Add contingent consideration earned based on first quarter Eligard royalties.

(1)
The adjusted non-GAAP financial measures have no standardized meaning under GAAP and are not comparable between companies. Management believes that the adjusted non-GAAP financial measures are useful for the purpose of financial analysis. Management uses these measures internally to evaluate the Company’s operating performance before items that are considered by management to be outside of the Company’s core operating results.

Conference Call Information
QLT Inc. will hold an investor conference call to discuss first quarter 2011 results on Thursday, May 5, 2011 at 8:30 a.m. ET (5:30 a.m. PT). The call will be broadcast live via the Internet at www.qltinc.com. To participate on the call, please dial 1-800-319-4610 (North America) or 604-638-5340 (International) before 8:30 a.m. ET. A replay of the call will be available via the Internet and also via telephone at 1-800-319-6413 (North America) or 604-638-9010 (International), access code 7157, followed by the “#” sign.
About QLT
QLT Inc. is a biotechnology company dedicated to the development and commercialization of innovative therapies for the eye. We are focused on our commercial product Visudyne® for the treatment of wet-AMD, developing drugs to be delivered in our proprietary punctal plug delivery system, as well as developing our synthetic retinoid program for the treatment of certain inherited retinal diseases. For more information, visit our website at www.qltinc.com.

QLT Inc. Media Contact:
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
kpeterson@qltinc.com
The Trout Group Investor Relations Contact:
Boston, Massachusetts, USA
Tricia Swanson
Telephone: 646-378-2953
tswanson@troutgroup.com
or
New York, USA
Christine Yang
Telephone: 646-378-2929
cyang@troutgroup.com
Visudyne® is a registered trademark of Novartis AG.
Eligard® is a registered trademark of Sanofi-aventis Corp.
Xalatan® is a registered trademark of Pfizer Health AB.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
A full explanation of how QLT determines and recognizes revenue resulting from Visudyne sales is contained in the financial statements contained in the periodic reports on Forms 10-Q and 10-K, under the heading “Significant Accounting Policies — Revenue Recognition.” Visudyne sales are product sales in the U.S. by our wholly-owned U.S. subsidiary, QLT Ophthalmics, Inc., and product sales outside the U.S. by Novartis under its agreement with QLT.
Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Forward-looking statements include, but are not limited to: our PFIC status; statements concerning our clinical development programs and future plans, including our QLT091001 Phase 1b trial and our Phase II L-PPDS punctal plug clinical trial (latanoprost for glaucoma); expected benefits our programs, progression of clinical trials and programs and timing to receive data; and statements which contain language such as: “assuming,” “prospects,” “future,” “projects,” “believes,” “expects” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the Company’s future operating results are uncertain and likely to fluctuate; currency fluctuations; the risk that sales of Visudyne or Eligard may be less than expected (including due to competitive products and pricing); uncertainties relating to the timing and results of the clinical development and commercialization of our products and technologies (including, but not limited to, Visudyne, our punctal plug technology and synthetic retinoid program); assumptions related to continued enrollment trends, efforts and success, and the associated costs of these programs; outcomes for our clinical trials (including our punctal plug technology and our synthetic retinoid program) may not be favorable or may be less favorable than interim results and/or previous trials; there may be varying interpretations of data produced by one or more of our clinical trials; the timing, expense and uncertainty associated with the regulatory approval process for products; risks and uncertainties associated with the safety and effectiveness of our technology; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.
This press release may also contain “forward-looking information” that constitutes “financial outlooks” within the meaning of applicable Canadian securities laws. This information is provided to give investors general guidance on management‘s current expectations of certain factors affecting our business, including our financial results. Given the uncertainties, assumptions and risk factors associated with this type of information, including those described above, investors are cautioned that the information may not be appropriate for other purposes.